SECURITIES AND EXCHANGE COMMISSION

                              WASHINGTON, DC 20549



                                    FORM 8-K



                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(D) OF THE
                        SECURITIES EXCHANGE ACT OF 1934



               DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED):
                      OCTOBER 26, 2000 (OCTOBER 24, 2000)



                               TANDYCRAFTS, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


        DELAWARE                  1-7258                 75-1475224
        --------                  ------                 ----------

    (STATE OR OTHER      (COMMISSION FILE NUMBER)      (IRS EMPLOYER
    JURISDICTION OF                                 IDENTIFICATION NO.)
     INCORPORATION)



                              1400 EVERMAN PARKWAY
                            FORT WORTH, TEXAS 76140
                            -----------------------
              (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)  (ZIP CODE)



              REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE:
                                 (817) 551-9600



ITEM 5.    OTHER EVENTS.

     On October 24, 2000, Tandycrafts, Inc. (the "Company") issued a press release announcing that the Company has entered into an agreement with its senior lenders concerning its revolving credit facility. Copies of the Amended and Restated Revolving Credit Agreement and press release are filed herewith as Exhibits 10.1 and 99.1 respectively.

     The $40.5 million amended facility represents an increase of $2.4 million over the previous facility. The amended agreement provides for the modification of certain covenants, the establishment of an additional facility of approximately $2.5 million, which will be reduced by $1.5 million on November 30, 2000, an increase in the interest rate paid by the Company, certain additional reductions in the commitment amounts by no later than March 31, 2001, and the expiration of the overall facility on March 31, 2001. If the commitment amounts are not reduced by $6 million on November 30, 2000 and by $2 million on December 31, 2000, the Company has agreed to issue to its senior lenders warrants in an amount equal to 4% and 1%, respectively, of the number of issued and outstanding shares of the Company's common stock. The Company also announced that it is continuing discussions with other financing sources to refinance its current revolving credit facility and to provide additional capital.

ITEM 7.    FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

     (c)   Exhibits

     10.1  Amended and Restated Revolving Credit Agreement dated October 13,
           2000.
     99.1  Press Release dated October 24, 2000.


                                   SIGNATURES

    Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

    Dated: October 26, 2000             TANDYCRAFTS, INC.



                                        By:   /s/ Michael J. Walsh
                                              --------------------
                                              Michael J. Walsh
                                              Chairman and Chief
                                              Executive Officer



                               INDEX TO EXHIBITS

 Exhibit
 Number                           Description
 -------                          -----------

  10.1         Amended and Restated Revolving Credit Agreement dated
                   October 13, 2000.

  99.1         Press Release dated October 24, 2000.